Exhibit 5.2

February 14, 2022

PowerUp Acquisition Corp.

188 Grand Street

Unit #195

New York, NY 10018

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to PowerUp Acquisition Corp., a Cayman Islands exempted company (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-261941) (such registration statement, as amended through the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company (the “Offering”) of (a) up to 28,750,000 units of the Company (the “Units”) (including up to 3,750,000 Units subject to the underwriters’ option to purchase additional Units), each such Unit consisting of one Class A ordinary share of the Company, par value $0.0001 per share (the “Ordinary Shares”), and one-half of one redeemable warrant of the Company (each whole warrant, a “Warrant”), each Warrant exercisable for the purchase of one Ordinary Share, as set forth in the prospectus included in the Registration Statement (the “Prospectus”), and (b) all Ordinary Shares and all Warrants, in each case, issued as part of the Units. The term “Units” also includes any additional Units (and the underlying securities) that may be issued by the Company pursuant to Rule 462(b) under the Securities Act in connection with the Offering.

We have reviewed originals or copies of the Registration Statement, the Prospectus, the memorandum and articles of association of the Company, as amended through the date hereof (the “Organizational Documents”), the form of warrant agreement (the “Warrant Agreement”) proposed to be entered into by the Company and American Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”) that is filed as Exhibit 4.4 to the Registration Statement, and the form of Unit certificate filed as Exhibit 4.3 to the Registration Statement (together with the Warrant Agreement the “Transaction Documents”), and such other corporate records, agreements and documents of the Company, certificates or comparable documents of public officials and officers of the Company and have made such other investigations as we have deemed necessary as a basis for the opinions set forth below.

In making the foregoing examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or government officials.

 Based upon the foregoing, and subject to the qualifications, assumptions, limitations and exceptions stated herein, we are of the opinion that:

1.	The Units, when issued and sold by the Company in the manner contemplated in the Registration Statement and Prospectus against payment therefor, and assuming the due authorization, execution and delivery of the Units by American Stock Transfer & Trust Company, as transfer agent, will constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith, and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

One Vanderbilt Avenue New York NY 10017-3852 Tel +1 212 547 5400 Fax +1 212 547 5444 US practice conducted through McDermott Will & Emery LLP.

PowerUp Acquisition Corp.

February 14, 2022

2.	The Ordinary Shares included in the Units, when the Units are issued and sold by the Company in the manner contemplated in the Registration Statement and Prospectus, against payment therefor, will be validly issued, fully paid, and nonassessable.

3.	The Warrants included in the Units, when the Units are issued and sold by the Company in the manner contemplated in the Registration Statement and Prospectus against payment therefor, and assuming the due authorization, execution and delivery of such Warrants by the Warrant Agent, will constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms, under the laws of the State of New York, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Our opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware (collectively, the “Opined-on Law”) and we do not express any opinion herein concerning any other law. This opinion letter speaks only as of its date. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ McDermott Will & Emery LLP

McDermott Will & Emery LLP

One Vanderbilt Avenue New York NY 10017-3852 Tel +1 212 547 5400 Fax +1 212 547 5444 US practice conducted through McDermott Will & Emery LLP.